EXHIBIT 99.1

Press Release

Carl C. Gregory, III Appointed Chairman of the Board of Directors at Encore Capital Group, Inc.

SAN DIEGO, May 3, 2007 /PRNewswire-FirstCall/ — Encore Capital Group, Inc. (Nasdaq: ECPG) announced today the appointment of Carl C. Gregory, III as Chairman of the Board. Mr. Gregory replaces Richard A. Mandell, who served as the Chairman of the Board for the last two and a half years. Mr. Mandell will remain a director.

Mr. Gregory has served as a director of Encore Capital since May 2000 and served as Vice Chairman from October 2004 to May 2006. From October 2004 until September 2005, Mr. Gregory also served as Vice Chairman and Chief Executive Officer and previously served as President and Chief Executive Officer from May 2000 to October 2004.

“We look forward to Carl Gregory’s continued service to the Company and believe his leadership and insightfulness as the Chairman of the Board will serve stockholders well. We would also like to thank Dick Mandell for his direction as Chairman. He guided us through several important milestones including the Jefferson Capital transaction and we look forward to his continued support as a Board member,” said J. Brandon Black, President and CEO of Encore Capital Group, Inc.

Carl Gregory, newly appointed Chairman of the Board of Directors of the Company said, “I am pleased to accept this position and eager to continue working with Brandon and the management team as we make progress on Encore’s business plan. I would also like to personally thank Dick Mandell for his service as the previous Chairman and look forward to his continued contributions as an independent director and Chairman of the Audit Committee.”

About Encore Capital Group, Inc.

Encore Capital Group, Inc. is a systems-driven purchaser and manager of charged-off consumer receivables portfolios. More information on the Company can be found at www.encorecapitalgroup.com.

Forward Looking Statements

The statements in this press release that are not historical facts, including, most importantly, those statements preceded by, or that include, the words “may,” “believe,” “projects,” “expects,” “anticipates” or the negation thereof, or similar expressions, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Reform Act”). These statements may include, but are not limited to, statements regarding future operating results. For all “forward-looking statements,” the Company claims the protection of the safe harbor for forward-looking statements contained in the Reform Act. Such forward-looking statements involve risks, uncertainties and other factors which may cause actual results, performance or achievements of the Company and its subsidiaries to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These risks, uncertainties and other factors are discussed from time to time in the reports filed by the Company with the Securities and Exchange Commission, including the Annual Report on Form 10-K for the fiscal year ended December 31, 2006. The Company disclaims any intent or obligation to update these forward-looking statements.

Contact:

Encore Capital Group, Inc.

Paul Grinberg (858) 309-6904

paul.grinberg@encorecapitalgroup.com

or

Ren Zamora (858) 560-3598

ren.zamora@encorecapitalgroup.com

SOURCE Encore Capital Group, Inc.